DEAN FAMILY OF FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                               FINANCIAL OFFICERS

I.       Covered Officers

     Dean Family of Fund's (the "Trust's") code of ethics (this "Code") applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     honest and ethical  conduct,  including  the ethical  handling of actual or
     apparent   conflicts  of  interest   between   personal  and   professional
     relationships;

     full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     compliance with applicable laws and governmental rules and regulations;

     the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.      Conflicts of Interest

     A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

                                                      * * * *

         Each Covered Officer must:

          not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

          not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

     There are some conflict of interest situations that should always be discussed with the Board if material. Examples of these include with respect to the Covered Officer or a member of the Covered Officer's family:

          service as a director on the board of any public or private company;

          the receipt of any non-nominal gifts;

          the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

          any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

          a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming share other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     Disclosure and Compliance

          Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

          each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

          each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust file with, or submit to, the SEC and in other public communications made by the Trust; and

          it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability

         Each Covered Officer must:

          upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

          annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

          report at least annually affiliations or other relationships related to conflicts of interest that the Trust's Trustees and Officers Questionnaire covers;

          not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

          notify the Board promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Board is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by a Covered Officer will be considered by the Board.

          The Trust will follow these procedures in investigating and enforcing this Code:

          the Board will take all appropriate action to investigate any potential violations reported to it, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

          if, after such investigation, the Board believes that no violation has occurred, the Board is not required to take any further action;

          the Board will be responsible  for granting  waivers,  as appropriate;
          and

          any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act and any more detailed policies and procedures of the adviser are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      Amendments

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.     Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and counsel to the Trust.

VIII.    Internal Use

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.



Date: March 31, 2004

                                    Exhibit A




         Stephen M. Miller, President of the Dean Family of Funds



         Debra E. Rindler, Secretary and Treasurer of the Dean Family of Funds
































CinLibrary/1347122.1